UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 29, 2014

CANNABIS SATIVA, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-53571	20-1898270
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1646 W. Pioneer Blvd., Mesquite, NV 89027
(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code:  (702) 347-3906
__________________________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Changes in Management

On September 29, 2014, the board of directors of Cannabis Sativa, Inc. (the “Registrant”) accepted the resignation of Barry Tobias from his position as a director of the Registrant.  Mr. Tobias indicated that he was resigning for personal reasons to pursue other interests and not due to any disagreement with the Registrant.

Also on September 29, 2014, the Registrant’s board of directors increased the size of the board of directors from five to seven and appointed Stephen Downing, Senator Mike Gravel and Judge James Gray as directors to fill the vacancies created by the resignation of Mr. Tobias and the increase in the size of the board.  Each of such persons is a stockholder of the Registrant.  Summary biographical information with respect to each of such persons is set forth below.

Stephen Downing.  Mr. Downing served as a member of the Los Angeles Police Department for 20 years.  He started as a patrol officer and rose through the ranks working assignments that included vice, narcotics, detectives, and staff and command positions, ultimately being appointed to the rank of Deputy Chief of Police, where he oversaw the LAPD’s Special Investigations and Personnel and Training Bureaus. While still on the force, Downing wrote for numerous network television series. After retiring from the LAPD, Mr. Downing expanded his creative endeavors into television production, working both as a writer and producer, ultimately becoming the executive producer/show runner of several series including MacGyver, Robocop, and Fx – The Series.  Mr. Downing has been semi-retired for the past 10 years.  During that time, because of his law enforcement experiences commanding the LAPD’s narcotic enforcement program, he has become a nationally recognized advocate for finding an exit strategy to end the war on drugs.  Mr. Downing currently divides his time between drug reform advocacy and his love of creative writing.  Mr. Downing served as a director of Kush from March 2013 to July 2014, prior to its acquisition by the Registrant.

Senator Mike Gravel.  Senator Gravel, retired, served as a U.S. Senator from Alaska from 1969 to 1981.  Senator Gravel sat on the Finance, Interior, Environmental and Public Works committees, and chaired the Energy, Water Resources, Buildings and Grounds and Environmental Pollution subcommittees.  Senator Gravel is best known for his work on the Vietnam War.  He filibustered for five months which contributed to the end of the military draft.  He challenged the U.S. Government by releasing the Pentagon Papers.  When the Nixon administration refused to allow the New York Times to publish information on the Pentagon Papers, Senator Gravel attempted to read the entire 7,000 pages of the document into the Senate record. The Supreme Court blocked his attempt.  Senator Gravel then wrote The Senator Gravel Edition, The Pentagon Papers in 1971.  He again had to go before the Supreme Court and received a ruling that affected the Speech and Debate Clause of the Constitution.  In retirement, Gravel has written two books, Jobs and More Jobs, and Citizen Power.  Senator Gravel served as a director of Kush from March 2013 to July, 2014, prior to its acquisition by the Registrant.

Judge James Gray.  From 2009 to the present, Judge Gray has been engaged in private mediation and arbitration for ADR Services, Inc. in Irvine, California.  Judge Gray started his law career serving as a prosecutor in the Los Angeles Federal Court. He next moved to the bench where he spent 25 years as an Orange County Superior Court Judge.  During his tenure as a judge, Judge Gray served in other capacities including the California Judicial Council, the Alcohol Advisory Board to the Orange County Board of Supervisors, and held an elected position as a member of the Executive Committee of the Orange County Superior Court.  Judge Gray has published several books, including Why Our Drug Laws Have Failed And What We Can Do About It – A Judicial Indictment Of The War On Drugs, Wearing the Robe: The Art and Responsibilities of Judging in Today’s Courts, and A Voter’s Handbook: Effective Solutions To America’s Problems.  Judge Gray served as a director of Kush from March 2013 to July, 2014, prior to its acquisition by the Registrant.

Compensation Arrangements

The Registrant plans to compensate the new directors by issuing to each of them, on an annual basis, shares of the Registrant’s common stock having a fair market value at the time of issuance of $50,000.  The specific terms of such compensation and the payment thereof will be set forth in a plan or plans to be adopted by the Registrant.

Item 7.01.                      Regulation FD Disclosure

On September 30, 2014, we issued a press release, a copy of which is attached hereto as Exhibit 99.1 announcing the changes to the Registrant’s board of directors.

Item 9.01.                      Financial Statements and Exhibits.

(d)  Exhibits

Exhibit Number	SEC Reference Number	Title of Document	Location

99.1	99	Press Release dated September 30, 2014	This Filing

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cannabis Sativa, Inc.
Date: September 30, 2014

By: /s/ Gary Johnson
Name: Gary Johnson
Title: President and CEO